EXHIBIT 15.1
Enstar Group Limited
3rd Floor, Windsor Place
18 Queen Street
Hamilton HM JX, Bermuda
Attention: Richard Harris, CFO
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Enstar Group Limited and subsidiaries for the three-month periods ended March 31, 2007 and 2006, and have issued our report dated May 10, 2007 (which included an explanatory paragraph related to a restatement of the 2006 consolidated statement of earnings). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, is incorporated by reference in a Registration Statement of Enstar Group Limited on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche
Hamilton, Bermuda
May 17, 2007